UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FS Credit Opportunities Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee paid previously with preliminary materials.
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Subject: Voting deadline approaching: FS CREDIT OPPORTUNITIES CORP (FSCO) Annual Meeting

Hello,

I hope this message finds you well.

This communication is being sent on behalf of the Board of Directors of FS CREDIT OPPORTUNITIES CORP. (FSCO) in connection with the upcoming Annual Meeting of Stockholders.

I am a representative of Broadridge Financial, which has been engaged to assist with the proxy solicitation process. As a valued stockholder, I am writing to request your participation in the upcoming FSCO Annual Meeting of Stockholders.

The adjourned Annual Meeting of Stockholders is scheduled for October 6, 2026, and as of today, we have not received voting instructions for your account. Your participation makes a meaningful difference in our ability to conduct business and hold the meeting.

We encourage you to review the definitive proxy statement, which contains important information about the proposal to be voted on at the Annual Meeting, including the Board’s voting recommendation. The definitive proxy statement is available free of charge at www.sec.gov and at www.proxyvote.com.

Voting online is quick and easy, only taking a few moments.

The control number listed below represents the following account:

Control Number: >                                     >

Note: Your control number is unique to your account and should be treated as confidential. Do not share it with unauthorized parties.

To cast your vote online, please follow these simple steps:

1.	Log in to www.proxyvote.com and enter your control number provided above.
2.	Review the details of the proposal, including any supporting materials and recommendations from the board.
3.	Cast your vote by selecting your choice and following the provided instructions.

You also have the option to vote today by telephone or by mail.

Vote by Telephone:

Call 1-800-690-6903 and follow the instructions. You will need your control number listed above to vote by telephone.

Vote by Mail:

Complete, sign, and date the proxy card previously mailed to you and return it in the postage-paid envelope provided.

The voting deadline is October 5, 2026 at 11:59pm ET, so please act promptly to ensure your voice is heard.

Your participation in this vote is greatly appreciated.

This communication is proxy soliciting material and is being sent on behalf of the Board of Directors of FS Credit Opportunities Corp. in connection with the Annual Meeting of Stockholders scheduled for October 6, 2026. Shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, as they contain important information. The definitive proxy statement and other proxy materials are available free of charge at www.sec.gov and at www.proxyvote.com.